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                                                                      EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT


Safeskin Scientific Corporation

Safeskin Sensicon Corporation

Safeskin Corporation (Malaysia) Sdn. Bhd.

Safeskin (Malaysia) Engineering & Machinery Sdn. Bhd.

Safeskin Latex (Thailand) Limited

Safeskin International B.V.

Safeskin Corporation (Thailand) Limited

Safeskin Deutschland GmbH

Safeskin (U.K.) Limited

Safeskin (B.V.I.) Limited

Safeskin Insurance Management, Inc.

Tactyl Technologies, Inc.

Total Quality Leadership, Inc.

Safeskin Medical & Scientific (Thailand) Limited

Safeskin Healthcare (Thailand) Limited

Safeskin Industries (Thailand) Limited

Absolute Quality Leadership Corporation (Malaysia) Sdn. Bhd.

Safeskin Real Estate Incorporated

Safeskin France S.A.S.